Filed pursuant to Rule 433

dated November 30, 2022

Relating to

Preliminary Pricing Supplement dated November 30, 2022

to Prospectus Supplement dated March 9, 2022 and

Prospectus dated November 20, 2020

Registration Statement No. 333-250829

Pricing Term Sheet for 4.900% Secured Medium-Term Notes, Series P, due December 15, 2032

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: November 30, 2022

Original Issue Date/Settlement Date: December 2, 2022

Principal Amount: $400,000,000

Price to Public: 99.935% of Principal Amount, plus accrued interest, if any, from December 2, 2022 if settlement occurs after that date

Interest Rate: 4.900% per annum

Interest Payment Dates: June 15 and December 15, commencing June 15, 2023

Redemption: As specified in Preliminary Pricing Supplement dated November 30, 2022. Make whole amount prior to September 15, 2032 to be determined at a discount rate equal to the Treasury Rate plus 20 basis points (0.200%).

Maturity Date: December 15, 2032

CUSIP: 74456QCK0

Joint Book-Running Managers:

Citigroup Global Markets Inc. ($87,000,000)

Mizuho Securities USA LLC ($87,000,000)

Scotia Capital (USA) Inc. ($87,000,000)

TD Securities (USA) LLC ($56,000,000)

Co-Managers:

BofA Securities, Inc. ($25,000,000)

MUFG Securities Americas Inc. ($25,000,000)

U.S. Bancorp Investments, Inc. ($25,000,000)

AmeriVet Securities, Inc. ($8,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Mizuho Securities USA LLC toll-free at (866) 271-7403 or Scotia Capital (USA) Inc. toll-free at (800) 372-3930.